For more information, please contact:
Michael J. McCloskey, COO
(720) 932-4282

UNITED WESTERN BANCORP, INC. AND MATRIX BANCORP CAPITAL
TRUST I ANNOUNCE REDEMPTION OF
TRUST PREFERRED SECURITIES DUE 2029

DENVER - September 13, 2006 - United Western Bancorp, Inc. (formerly known as Matrix Bancorp, Inc.) (the “Company”) (NASDAQ: UWBK) and Matrix Bancorp Capital Trust I (NASDAQ: MTXCP) announced today that Matrix Bancorp Capital Trust I will redeem all of its outstanding 10% Cumulative Trust Preferred Securities due 2029. Matrix Bancorp Capital Trust I, a trust formed by the Company, issued $27,500,000 of its 10% Cumulative Trust Preferred Securities in July 1999. The redemption date is October 13, 2006.

The redemption price of $25.00 per share, plus any accrued and unpaid distributions, will be paid to all holders as of the redemption date. As part of the redemption, the Company will retire the outstanding principal amount of 10% Junior Subordinated Debentures due 2029 issued to Matrix Bancorp Capital Trust I.

Holders of the Trust Securities should receive notice of the redemption in the coming weeks from the financial institution through which their trust securities are held. Any questions regarding the redemption should be directed to the holder’s financial institution or to the paying agent, U.S. Bank National Association, at P.O. Box 64111, St. Paul, Minnesota 55164-0111, attention Corporate Trust Department or by calling 800-934-6802.

About United Western Bancorp
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. For more information, please visit our Web site at www.unitedwesternbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; in the quarterly report for the first quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 11, 2006; in the quarterly report for the second quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 11, 2006; and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and other public statements.

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